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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:  Don Wright, President and CEO
           Charlie Miracle, Interim Chief Financial Officer
           Pacific Aerospace & Electronics, Inc.
           (509) 667-9600

    PACIFIC AEROSPACE & ELECTRONICS, INC. OBTAINS WAIVER FROM SENIOR LENDERS

WENATCHEE, WA - October 5, 2001 - Pacific Aerospace & Electronics, Inc. (OTCBB:
PCTH) (the "Company") announced today that it has obtained a waiver of defaults from the holders of its 18% senior secured debt ("Senior Debt"). The Company is in default under its Senior Debt because of its failure to make the August 1, 2001 interest payment on its 11 1/4% senior subordinated notes (the "Notes"). The Company also did not make the quarterly interest payment that was due on the Senior Debt on September 30, 2001 and did not make that payment before expiration of the 5-day grace period. As a result, the holders of the Senior Debt would have the right to demand payment of all amounts outstanding under their loans and to pursue additional recourse against the Company. However, the holders of the Senior Debt have agreed to amend their loan agreement to waive the Company's defaults until December 31, 2001. The loan agreement was also amended to accelerate the maturity date of the loan to December 31, 2001 and to increase the interest rate from 18% to 21%. The Company agreed to pay the holders a transaction fee equal to 2% of the outstanding principal of the Senior Debt, or approximately $288,658. The transaction fee and the September 30 interest payment will be paid in kind in lieu of cash by increasing the outstanding principal amount of the Senior Debt.

The Company previously announced that it has entered into a lock-up agreement with the holders of approximately 98% of the Notes (the "Noteholders") regarding a planned restructuring of the Company's debt and equity outside of bankruptcy. Obtaining this waiver from the holders of the Senior Debt was part of the restructuring process. To facilitate the waiver, the Noteholders agreed to increase the amount of senior debt permitted by the indenture governing the Notes to the extent necessary to permit the September 30 interest payment on the Senior Debt and the transaction fee related to the waiver to be paid in kind.

"We are pleased that our senior secured lenders have agreed to cooperate with us and with the Noteholders in the restructuring of our debt," said Don Wright, President and CEO of the Company. "We appreciate their willingness to be patient as we undertake the steps necessary to accomplish the restructuring."

The Company also announced today that it has decided to discontinue efforts to sell its U.K. subsidiary, Aeromet International PLC. The Company had previously announced its intention to sell Aeromet and had entertained offers from several bidders. The Company had planned to use a portion of the sale proceeds to pay off the Senior Debt. The Company is currently working with the Noteholders to obtain new commercial financing to replace the Senior Debt and to provide working capital to the Company.

"After discussions with the Noteholders, we have decided that it is currently in the Company's best interests to continue to operate Aeromet," said Mr. Wright. "Our heavy debt load was the primary impetus for selling Aeromet. Assuming the restructuring is completed as contemplated, our debt load should be significantly reduced. We look forward to retaining this capacity to better serve our global customers."

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Pacific Aerospace & Electronics, Inc. is an international engineering and manufacturing company specializing in technically demanding component designs and assemblies for global leaders in the aerospace, defense, electronics, medical, telecommunications, energy and transportation industries. The Company utilizes specialized manufacturing techniques, advanced materials science, process engineering and proprietary technologies and processes to its competitive advantage. Pacific Aerospace & Electronics has approximately 800 employees worldwide and is organized into three operational groups -- U.S. Aerospace, U.S. Electronics and European Aerospace. More information may be obtained by contacting the Company directly or by visiting its Web site at www.pcth.com.
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Forward-looking statements in this release concerning trends or anticipated results are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied in the forward-looking statements. The forward-looking statements in this release are not guarantees of future performance and are subject to risks and uncertainties related to the Company's operations and its ability to obtain sufficient cash if and when needed. The Company cannot offer any assurance that its restructuring will be accomplished successfully or in time to avoid additional defaults on the Senior Debt described above. Specifically, the lock-up agreement referenced above contains many contingencies and closing conditions that may not occur or be fulfilled. In addition, the Company cannot offer assurance that it will be able to obtain replacement financing on satisfactory terms or at all. Other risks and uncertainties include, but are not limited to, competitive factors (including the possibility of increased competition or technological development, competitors, and price pressures); legal factors (such as limited protection of the Company's proprietary technology and changes in government regulation); financial factors (such as the Company's significant debt load); and the Company's dependence on key personnel and significant customers. More information about potential factors that could affect the Company's financial results is included in the Company's filings with the Securities and Exchange Commission. All forward-looking statements included in this release are based on information available to the Company as of the date of this release, and the Company assumes no obligation to update any such forward-looking statements.